MEMORANDUM OF UNDERSTANDING
               RE: SUPPLY AGREEMENTS AND PACKAGE VI SALES


This Memorandum of Understanding is dated and effective as of the 27th day of October, 1995, by and among PERUSAHAAN PERTAMBANGAN MINYAK DAN GAS BUMI NEGARA ("PERTAMINA"); TOTAL Indonesie and Indonesia Petroleum, Ltd., (collectively referred to as the "TOTAL Group"); Virginia Indonesia Company, LASMO Sanga Sanga Limited, OPICOIL Houston, Inc., Union Texas East Kalimantan Limited, Universe Gas & Oil Company, Inc., and Virginia International Company (collectively referred to as the "VICO Group"); Indonesia Petroleum, Ltd., in respect of its interest in a certain portion of the Attaka Unit (referred to as "INPEX Attaka"); and Unocal Indonesia Company (referred to as "UNOCAL") (the TOTAL Group, the VICO Group, INPEX Attaka, and UNOCAL each referred to as an "East Kalimantan Contractor Group" and collectively called the "East Kalimantan Contractors").

                                WITNESSETH

WHEREAS, the parties desire to confirm their mutual intention under supply agreements entered into heretofore and hereafter ("Supply Agreements"), to assist the East Kalimantan Gas Reserves Management Committee ("EKGRMC") in its task of coordinating the exploitation of East Kalimantan gas reserves so as to achieve optimum production rates and ultimate recovery of such gas reserves and to assist each party in planning investment in and development of the various fields so as to assure the most favorable economic results;

WHEREAS, PERTAMINA and the East Kalimantan Contractors desire to agree that certain sales of natural gas are to be grouped together for the purposes of Package VI;

WHEREAS, each East Kalimantan Contractor Group is entering into and/or will enter into supply agreements for the supply and delivery of natural gas from such group's respective contract area in support of the performance by PERTAMINA of its obligations under each Package VI sales contract (hereinafter collectively called "Package VI Supply Agreements") which provide or will provide for the allocation as between East Kalimantan Contractor Groups of their rights and obligations thereunder in "Producers' Percentages";

WHEREAS, the parties have agreed to Provisional Producers'
Percentages (as hereinafter defined) provisionally applicable under the Package VI Supply Agreements in respect of natural gas supplied thereunder prior to determination of the Producers' Percentages hereunder;

WHEREAS, in determining the Producers' Percentages for the Package VI Supply Agreements, the parties are complying with PERTAMINA'S
Gas Utilization Policy; and

WHEREAS, without prejudice to PERTAMINA's future decisions with respect to the prioritization of associated gas in the calculation of producers' percentages for packages subsequent to Package VI, the parties have agreed that the Producers' Percentages shall reflect the proportions between uncommitted net gas reserves in the East Kalimantan Contractors' respective contract areas determined
(i) based on a new estimate by the independent petroleum consultant firm of DeGolyer and MacNaughton (hereinafter called "D&M") of the proved recoverable reserves of natural gas in each participating field in each such contract area as certified by D&M (hereinafter called the "1995 D&M Certificate"), such estimate to be based on data available on or before April 30, 1995 (hereinafter called the "Data Cut-Off Date"), (ii) after adjustment to take into account updated data in respect of the various supply sources in regard to field and Lex shrinkages, fuel and flare, CO2 and inerts, Bontang C5+, and such other items as set forth in PART TWO Section 2(b) below, (iii) after adjustment to take into account the fuel reallocation as set forth in PART TWO Section 2(c) below, and (iv) after deduction of prior commitments of natural gas.

NOW, IT IS HEREBY AGREED AS FOLLOWS:

                                 PART ONE

1. The provisions of PART ONE shall apply to all Supply Agreements under which natural gas from fields in East Kalimantan are committed by an East Kalimantan Contractor Group in support of PERTAMINA's obligations under natural gas sales contracts. So that in the implementation of this PART ONE all of the rights and abilities conveyed to one field and one PSC area shall also be conveyed to all fields and to all PSC areas on the same or otherwise compatible basis, the collective terms "Attaka Contract Gas" and "Attaka Field" as they appear in any Supply Agreement shall hereafter be substituted by or otherwise mean, respectively, "INPEX Contract GAS and UNOCAL Contract Gas" and "INPEX Contract Area and UNOCAL Contract Area", individually or collectively as such terms apply.

2. In order to optimize the economic recovery of natural gas, each East Kalimantan Contractor Group may, subject to PERTAMINA's approval, deliver natural gas ("Substitute Gas") from any participating field(s) under the Supply Agreements (the "Supplying Field") in substitution for deliveries from another participating field(s) (the "Substituted Field"); however, if Substitute Gas can be delivered more economically from field(s) other than the participating field(s), then PERTAMINA will decide accordingly. The details regarding any plans for deliverability substitution (including the period of time, quantity of gas and fields involved) shall be reviewed and studied by the EKGRMC in accordance with PERTAMINA's guidelines so as to optimize, on an economic basis, the recovery of natural gas reserves from the East Kalimantan gas supply area ("Gas Supply Area"). Any such substitution shall not affect the aggregate rates of production to be maintained in respect of such PSC as provided in the annual plan determined by the EKGRMC.

3. Deliverability substitution under this Memorandum of Understanding shall not affect the requirement to supply the aggregate quantities of net natural gas that a field has contributed towards the "Contract Gas" committed under each Supply Agreement. Substitute Gas shall for the purposes of the Supply Agreements be treated as if it had been produced from the Substituted Field. The Substitute Gas shall be deemed to be stored in the Substituted Field on behalf of the Supplying Field (hereinafter referred to as "Stored Gas").

4. In accordance with PERTAMINA's policy of production priority for associated gas, associated gas produced and delivered from a field may be treated as if such gas had been produced from a field or fields within the Gas Supply Area; in such event, the quantity of associated gas produced is deemed to be stored in the other field(s). No substitution under this Memorandum of Understanding shall have the effect of limiting the production priority of associated gas as a substitute for non-associated gas.

5. Stored Gas resulting from deliverability substitution and associated gas deemed stored as a result of production priority shall be available for future delivery in support of PERTAMINA's obligations.

6. Notwithstanding the above, in order to optimize the economic recovery of natural gas, INPEX Attaka may, subject to PERTAMINA's approval, deliver natural gas ("INPEX Substitute Gas") from any participating field(s) under the Supply Agreements in the UNOCAL PSC area (the "UNOCAL Supplying Field") in substitution for deliveries from an INPEX participating field (the "INPEX Substituted Field"). The details regarding any plans for deliverability substitution with INPEX Substitute Gas shall be reviewed and studied by the EKGRMC in accordance with PERTAMINA's guidelines so as to optimize, on an economic basis, the recovery of natural gas reserves from the Gas Supply Area. Any substitution with INPEX Substitute Gas shall not affect the sum of the aggregate rates of production to be maintained in respect of the INPEX Attaka PSC and UNOCAL PSC, as such rates are provided in the annual plan determined by the EKGRMC. INPEX Substitute Gas shall for the purposes of the Supply Agreements be treated as if it had been produced from the INPEX Substituted Field. The INPEX Substitute Gas shall be deemed to be stored in the INPEX Substituted Field on behalf of the UNOCAL Supplying Field (hereinafter referred to as "INPEX Stored Gas"). INPEX Stored Gas shall be available for future delivery in support of PERTAMINA's obligations.


                                 PART TWO

1.   Provisional Producers' Percentages

     The Provisional Producers' Percentages (and the provisional allocation of supply commitments as between the East
     Kalimantan Contractors under the Package VI Supply Agreements) are:

     - INPEX Attaka Producers' Percentage:   1.6% (one decimal six
percent)
     - TOTAL Group Producers' Percentage:    72.2% (seventy-two
decimal two percent)
     - UNOCAL Producers Percentage:     4.6% (four decimal six
percent)
     - VICO Group Producers' Percentage:     21.6% (twenty-one
decimal six percent)

     The use of the Provisional Producers Percentages is provisional pending determination hereunder of the Producers' Percentages, and the Producers' Percentages shall apply and be deemed to have applied with retroactive effect from the effective date of each Package VI Supply Agreement. Accordingly, for the purposes of any Package VI Supply Agreement under which natural gas has been supplied before the determination of the Producers' Percentages, (i) the volumes of natural gas required to have been delivered shall be accordingly adjusted, and (ii) arrangements will be made for the parties which have been overpaid as a result of the interim use of the Provisional Producers Percentages to compensate (but such compensation shall not include interest) any parties which have been underpaid as a result thereof, such compensation to be made by cash settlement no later than thirty (30) calendar days after the execution of the Supplemental Memorandum referred to in Section 6 below.

2.   Determination of Producers' Percentages

     The Producers' Percentages and the allocation of supply commitments as between the East Kalimantan Contractors under each of the Package VI Supply Agreements shall be determined on the basis of the principles and procedures set forth in this Section 2. Table 1 attached and hereby incorporated herewith represents the proper method of calculation of Initial Adjusted Net Gas Reserves of each participating field. In the event of any conflict between any provision contained in the text of this Memorandum of Understanding and anything contained in Table 1, the provision contained in the text shall prevail. References to specific sections or paragraphs shall be interpreted as referring to specific sections or paragraphs of this PART TWO.

     (a)  D&M Reserves

          The estimate of each fields proved initial recoverable wet-gas reserves expressed in billions of standard cubic feet ("BSCF") of wet-gas, as certified in the 1995 D&M Certificate (the "D&M Reserves"), shall serve as the basis for determination of the Producers' Percentages. The field's D&M Reserves, minus its total wet-gas production (i.e. wellhead gas plus field condensate) as of December 31, 1994 ("Past Field Production"), shall be hereinafter referred to as its "Remaining D&M Reserves After Production".

     (b)  Determination of Net Gas

          The D&M Reserves for each field shall be adjusted by deducting the following amounts (expressed in BSCF) to determine the amount of net natural gas deemed available to each field ("Initial Net Gas Reserves").

          (1) PAST FIELD CONDENSATE SHRINKAGE shall be the actual/measured amount of condensate shrinkage for the field during the period up to and including December 31, 1994, but not including any Lex shrinkage; the amount shall also be expressed as a percentage of Past Field Production.

          (2) FUTURE FIELD CONDENSATE SHRINKAGE shall be calculated by determining the average annual amount of condensate shrinkage (excluding Lex shrinkage) over the shorter of (a) the period since production began; or (b) the last five Years, expressed as a percentage of wet-gas production, and applying such percentage to the field's Remaining D&M Reserves After Production; provided, however, that if data for at least one Year is unavailable due to insufficient production history of the field, or if based on a production plan of the remaining D&M Reserves the quantities of field condensate shrinkage would be modified, then evidence shall be produced to substantiate the expected condensate shrinkage, and calculated values, after substantiation, shall be deemed representative of the Future Field Condensate Shrinkage. In particular, for the fields named in the LEMIGAS letter dated April 27, 1995, the calculation methodology described in such letter shall be followed.

          (3) PAST FIELD FLARE shall be the actual/measured amount (or if the actual/measured amount is unavailable, the calculated amount) of gas flared by the field during the period up to and including December 31, 1994, but not including any Lex flare; the amount shall also be expressed as a percentage of Past Field Production.

          (4) FUTURE FIELD FLARE shall be calculated by determining the lowest amount of gas flared (excluding Lex flare) in any one Year of the last five years, expressed as a percentage of wet-gas production, and applying that percentage to the field's Remaining D&M Reserves After Production; provided, however, that if data for at least five Years is unavailable due to insufficient production history of the field or if a Development Project is anticipated which would modify the quantities of gas flared, then evidence shall be produced to substantiate the expected field flare, and calculated values, after substantiation, shall be deemed representative of the Future Field Flare.

          (5) PAST FIELD FUEL shall be the actual/measured amount of fuel consumed by the field during th period up to and including December 31, 1994, but not including any Lex fuel; the amount shall also be expressed as a percentage of Past Field Production.

          (6) FUTURE FIELD FUEL shall be calculated by determining the total amount of fuel gas (excluding Lex fuel) required to produce the field's Remaining D&M Reserves After Production. Such calculation shall take account of the anticipated annual fuel requirements based on the field facilities required to produce the field's Remaining D&M Reserves After Production and shall be consistent with the field abandonment pressure utilized by D&M in the 1995 D&M Certificate. Unless otherwise justified by standard petroleum engineering practices or by the limited amount of remaining D&M Reserves in a given participating field, as approved by PERTAMINA after consultation at the EKGRMC or its reserves sub-committee, such field's future fuel gas requirements shall be calculated on the assumption that such field will be maintained in production until the end of the Production Sharing Contract covering the field. The amount shall also be expressed as a percentage of Remaining D&M Reserves After Production. The calculated values after substantiation shall be deemed representative of Future Field Fuel.

          Wet-gas field shrinkage, flare and fuel is referred to as "Gas to Lex". The numbers resulting after subtraction respectively of (1), (3) and (5) above from the field's Past Field Production, and of (2), (4) and (6) above from the field's Remaining D&M Reserves After Production, shall hereinafter be referred to respectively as the field's "Past Gas to Lex" and the field's "Future Gas to Lex".

          (7) PAST LEX SHRINKAGE shall be the actual/measured amount (or if the actual/measured amount is unavailable, the calculated amount) of shrinkage at the Lex plant during the period up to and including December 31, 1994; the amount shall also be expressed as a percentage of Past Gas to Lex.

          (8) FUTURE LEX SHRINKAGE shall be calculated by determining the average annual amount of Lex shrinkage over the shorter of (a) the period since production began; or (b) the last five Years, expressed as a percentage of Gas to Lex, and applying such percentage to the field's Future Gas to Lex; provided, however, that if a Development Project is anticipated which would modify the quantities of Lex shrinkage, then evidence shall be produced to substantiate the expected Lex shrinkage, and calculated values, after substantiation, shall be deemed representative of the Future Lex Shrinkage.

          (9) PAST LEX FUEL shall be the actual/measured amount of Lex fuel gas during the period up to and including December 31, 1994; the amount shall also be expressed as a percentage of Past Gas to Lex.

          (10) FUTURE LEX FUEL shall be calculated by determining the average annual amount of Lex fuel gas over the shorter of (a) the period since production began; or (b) the last five Years, expressed as a percentage of Gas to Lex, and applying that percentage to the field's Future Gas to Lex; provided, however, that if a Development Project is anticipated which would modify the quantities of Lex fuel gas, then evidence shall be produced to substantiate the expected Lex fuel gas, and calculated values, after substantiation, shall be deemed representative of the Future Lex Fuel.

          (11) PAST LEX FLARE shall be the actual/measured amount (or if the actual/measured amount is unavailable, the calculated amount) of Lex flared gas during the period up to and including December 31, 1994; the amount shall also be expressed as a percentage of Past Gas to Lex.

          (12) FUTURE LEX FLARE shall be calculated by determining the lowest amount of Lex flared gas in any one Year of the last five Years, expressed as a percentage of Gas to Lex, and applying that percentage to the field's Future Gas to Lex; provided, however, that if a Development Project is anticipated which would modify the quantities of Lex flared gas, then evidence shall be produced to substantiate the expected Lex flared gas, and calculated values, after substantiation, shall be deemed representative of the Future Lex Flare.

          Gas to Lex less Lex shrinkage, fuel and flare is referred to as "Inlet Gas". The numbers resulting after subtraction respectively of (7), (9) and (11) above from the field's Past Gas to Lex, and of (8), (10) and (12) above from the field's Future Gas to Lex, shall hereinafter be referred to respectively as the field's "Past Inlet Gas" and the field's "Future Inlet Gas".

          (13) PAST CO2 AND INERTS shall be the actual/measured amount of CO2 and inerts contained in the Inlet Gas (determined by Inlet Gas analysis) during the period up to and including December 31, 1994; the amount shall also be expressed as a percentage of Past Inlet Gas.

          (14) FUTURE CO2 AND INERTS shall be calculated by determining the average annual amount of CO2 and inerts over the shorter of (a) the period since production began; or (b) the last five Years, expressed as a percentage of Inlet Gas, and applying such percentage to the field's Future Inlet Gas; provided, however, that if data for at least one Year is unavailable due to insufficient production history of the field or if based on a production plan of the remaining D&M Reserves the quantities of CO2 and inerts would be modified considering the initial CO2 and inerts estimated to be contained in such field, then evidence shall be produced to substantiate the expected CO2 and inerts, and calculated values, after substantiation, shall be deemed representative of the Future CO2 and Inerts.

          (15) PAST BONTANG C5+ shall be the actual/measured amount of Bontang C5+ contained in the Inlet Gas (determined by Inlet Gas analysis) during the period up to and including December 31, 1994; the amount shall also be expressed as a percentage of Past Inlet Gas.

          (16) FUTURE BONTANG C5+ shall be calculated by determining the average annual amount of Bontang C5+ contained in the Inlet Gas (determined by Inlet Gas analysis) over the shorter of (a) the period since production began; or (b) the last five Years, expressed as a percentage of Inlet Gas, and applying such percentage to the field's Future Inlet Gas; provided, however, that if data for at least one Year is unavailable due to insufficient production history of the field or if a Development Project is anticipated which would modify the quantities of C5+, then evidence shall be produced to substantiate the expected C5+, and calculated values, after substantiation, shall be deemed representative of the Future Bontang C5+.

          For the purposes of (1) to (16) above:

          (i) A "Year" is a calendar year during all or substantially all of which the field was in production; references to the last five Years are to the five Years ending December 31, 1994.

          (ii) A "Development Project" shall be based on the 1995
               D&M Certificate and shall include the following projects:

               (1)  Tambora/Tunu Fields Development Project;
               (2)  Peciko Field Development Project;
               (3)  Sisi Field Development Project;
               (4)  Pamaguan Field Development Project;
               (5)  Mutiara Field Additional Compression Project;
               (6)  Santan Field Development Project;
               (7)  Melahin/Kerindingan Fields Development
                    Projects;
               (8)  Serang Field Development Project;
               (9)  Nubi Field Development Project;
               (10) Lampake Field Development Project; and
               (11) Any other project for which a project proposal
                    has been approved by PERTAMINA no later than October 31, 1995.

          (iii) For any particular field, where future deductions are to be based on a period of time shorter than five Years or are to be based in substantiated expected values, such deductions shall be made on a consistent basis using, where appropriate, comparable periods of time, and shall exclude any unreliable data (i.e. data which is outside the range of normal technical practice or which cannot be demonstrated to be reproduced regularly in the future). In particular, Future Field Flare and Future Lex Flare will be calculated on the basis of the same Year.

          (iv) In the calculation of Future Lex Shrinkage, Fuel and Flare, PERTAMINA's decision (ref:
               4081/LOD30/93-S1) dated September 9, 1993 set out in Section A shall apply with the exception of the last sentence referring to "actual data" and in lieu thereof, the most up-to-date relevant data shall be utilized. The calculation shall recognize that Lex comprises: the Santan Terminal Lex Plant ("STLP"), the Santan Compressor Station ("SCS") and the Santan Terminal Oil Processing Facilities ("STOPF"). Further, gas may only bypass the STLP if the maximum processing capacity of the STLP is utilized ("Bypass Gas"); STLP shrinkage shall only apply to gas that is processed in the STLP; shrinkage in respect of Bypass Gas shall be accounted for in the SCS and the STOPF (if applicable) only; and all future fuel and flare amounts (excluding future field fuel and flare already accounted for) which are expected to be utilized to produce the Future Gas to Lex, including the gas to be processed through the Lex and Bypass Gas, are to be accounted for in the Future Lex Fuel and the Future Lex Flare.

          Wet-gas less (when applicable): field shrinkage, flare and fuel; Lex shrinkage, flare and fuel; CO2 and inerts; and Bontang C5+ is referred to as "Net Gas". The number resulting after subtraction of (1) to (16) from the field's D&M Reserves shall be the field's Initial Net Gas Reserves".

     (c)  Santan/Bontang Fuel

          (1) The field's Initial Net Gas Reserves shall be adjusted for past and future Santan fuel gas. Past and future Santan fuel gas attributable to the operations in respect of the hydrocarbons received from Badak Central and handled at the Santan Terminal shall be allocated to the VICO Group fields and Total Group fields in the same amounts as determined in Package IV for Santan fuel gas reallocation.

          (2) In recognition that the EKGRMC has determined that it is not appropriate from a technical standpoint to adjust the field's reserves for past and future gas consumed at the Bontang Plant, for the removal of the CO2 component and for the removal, handling and transportation to Badak Central of the C5+ components, no such adjustment shall be made to the field's Initial Net Gas Reserves in determining the Producers' Percentages hereunder.

          For each field, the number resulting after adjustment for Santan fuel gas reallocation under Section 2(c)(1) shall be the field's "Initial Adjusted Net Gas Reserves".

     (d)  Determination of Net Gas Requirement for Prior Sales
          Commitments

          The Net Gas requirement (expressed in BSCF) for the sales commitment of each "Package" (groupings of gas sales supply commitments, i.e., Packages I, II, III, KCO, IV and V) shall be comprised of the following:

          (1)  the LNG and LPG component;
          (2)  the KFP component; and
          (3)  the KMI component.

          The amount of the LNG and LPG component for each Package shall be determined on the basis of the calculated Net Gas Bontang Plant efficiency (for LNG and LPG sales), considering the average hydrocarbon heating value ("HHV") of the Net Gas at the Bontang Plant. The commitments for each Package will be further adjusted based on an estimated HHV of the corresponding Net Gas of each Package. The applicable Bontang Plant efficiency shall be (i) for each year up to and including December 31, 1994, the actual observed efficiency based on gas delivered from the fields and BTU's of LNG and LPG produced by the Bontang Plant for that year, and (ii) from January 1, 1995 onwards, the average of the Bontang Plant efficiencies for the five years to December 31, 1994 as determined under (i).

          The amount of the KFP component shall be determined by adding (i) the gas received and paid for at KFP adjusted for past fuel and flare at the SKG Compressor Station up to December 31, 1994, and (ii) the remaining contractual amounts from January 1, 1995 to the end of each contract adjusted for future fuel and flare at the SKG Compressor Station. The future fuel and flare at the SKG Compressor Station will be determined using the average of the last five years of the past fuel and flare.

          The amount of the KMI component shall be determined on the basis of the contractual amounts of gas to be supplied to KMI.

     (e)  Deduction of Prior Commitments

          Each field's Initial Adjusted Net Gas Reserves shall serve as the basis for determining the amount of natural gas remaining unallocated and thus available to be allocated to meet the supply commitments of the east Kalimantan Contractors under the Package VI Supply Agreements.

          The following supply contributions shall be calculated for each field:

          (1)  NET GAS ALLOCABLE TO PACKAGE I
          (2)  NET GAS ALLOCABLE TO PACKAGE II
          (3)  NET GAS ALLOCABLE TO PACKAGE III
          (4)  NET GAS ALLOCABLE TO KCO
          (5)  NET GAS ALLOCABLE TO PACKAGE IV
          (6)  NET GAS ALLOCABLE TO PACKAGE V

          using the percentages as set forth in Table 2 attached and hereby incorporated herewith. Such contributions shall be hereinafter referred to as the "Prior Net Gas Commitment" for each East Kalimantan Contractor Group's fields.

          For each East Kalimantan Contractor Group's fields, the figures resulting after deducting its Prior Net Gas Commitment from its Initial Adjusted Net Gas Reserves shall be deemed its "Uncommitted Net Gas Reserves".

     (f)  Package VI Sales

          It is agreed that the following are to be grouped together (hereinafter called "Package VI Sales"):

          1. All quantities of LNG sold pursuant to the Memorandum of Agreement dated October 6, 1994 Re:
               1981 LNG Sales Contract Extension in respect of the period April 1, 2003 to March 31, 2008;
          2. All quantities of LNG sold pursuant to the Memorandum of Mutual Intent with Korea Gas Corporation dated July 22, 1994 for Purchase and Sale of LNG, in respect of the period 2000 to 2017;
          3. All quantities of LNG sold pursuant to the Memorandum of Understanding with CPC dated December 6, 1994 for Purchase and Sale of LNG, in respect of the period 2000 to 2017;
          4. Any natural gas quantities sold under new domestic sales contracts entered into before January 1, 2000, provided that the first delivery of Natural Gas pursuant to such contract is scheduled to commence, at the time such contract is entered into, before January 1, 2000 (but not including:
               a.   any Bontang LPG sales; and
               b. any quantities sold under sales contracts not supported by the reserves from each PSC area as certified by the 1995 D&M Certificate).

          Notwithstanding the above, in no event shall Package VI Sales include any quantities allocated to prior gas commitments (i.e. Packages I, II, III, KCO, IV and V). For the avoidance of doubt: Package IV prior gas supply commitments shall be those quantities defined as Package IV Sales under section 2(f) of the Memorandum of Understanding Re: Supply Agreements and Package IV Sales dated August 12, 1991 ("Package IV MOU"); and Package V prior gas supply commitments shall be those quantities defined as Package V Sales under section 2(f) of the Memorandum of Understanding Re: Supply Agreements and Package V Sales dated October 5, 1994 ("Package V MOU") which quantities shall represent the best estimate, as of October 31, 1995, of Package IV Sales and Package V Sales.

          It is agreed that the Producers' Percentages as determined herein shall apply to Package VI Sales.

     (g)  Determination of Producers' Percentages

          Each East Kalimantan Contractor Group s Producers Percentage shall be equal to the ratio that the volume of the Uncommitted Net Gas Reserves of such group's fields bears to the aggregate volume of the Uncommitted Net Gas Reserves from all fields. The aggregate Net Gas requirement for Package VI Sales shall be supplied by each East Kalimantan Contractor Group in proportion to such group's Producers' Percentage.

3.   Participating Fields

     For the purposes of PART TWO of this Memorandum of Understanding, a participating field shall mean a field within the Gas Supply Area which is included in the 1995 D&M
     Certificate and either:

     (a) is a participating field pursuant to the Package V MOU as supplemented on May 31, 1995; or

     (b) has received an approval in principle from PERTAMINA for a Plan Of Development no later than October 31, 1995.

4.   Lemigas Mass Balance Study

     Unless otherwise agreed between the East Kalimantan Contractors, the data to be utilized for the purposes of
     Section 2 above shall be based on the data included in a new Lemigas study of Mass Balance for East Kalimantan participating fields (hereinafter called the "Lemigas Mass Balance Study Package VI"). Therefore, each of TOTAL Indonesie, Virginia Indonesia Company, and UNOCAL (in its capacity as operator of its respective group) shall use its best efforts to assist Lemigas to prepare the Lemigas Mass Balance Study Package VI based on accurate production data up to December 31, 1994. In this regard, TOTAL Indonesie, Virginia Indonesia Company, and UNOCAL shall promptly furnish Lemigas with all information needed by Lemigas to prepare the Lemigas Mass Balance Study Package VI. Each operator shall use its best efforts to ensure that the lemigas Mass Balance Study Package VI includes accurate data up to December 31, 1994 on its production sharing contract area and to ensure that the Lemigas Mass Balance Study Package VI is available for use by the parties as soon as possible.

5.   EKGRMC

     To ensure a timely and accurate determination of Producers'
     Percentages, the parties hereto instruct the EKGRMC to monitor and, when considered prudent, to verify the accuracy of any and all data supporting the calculation of Producers
     Percentages.

6.   Supplemental Memorandum

     The determination of Producers' Percentages shall be completed as soon as practicable and the parties hereto shall thereupon execute a memorandum supplemental ("Supplemental Memorandum") to this Memorandum of Understanding confirming the participating fields and the Producers' Percentages. Such Supplemental Memorandum shall be executed no later that twelve
     (12) months after the Data Cut-Off Date.

IN WITNESS WHEREOF, the parties have caused this Memorandum of Understanding to be executed by their duly authorized representatives as of the date first above written.


PERUSAHAAN PERTAMBANGAN MINYAK
DAN GAS BUMI NEGARA
(PERTAMINA)

By           /S/
VIRGINIA INDONESIA COMPANY



By           /S/
TOTAL INDONESIE

By           /S/
UNOCAL INDONESIA COMPANY

By           /S/
OPICOIL HOUSTON INC.

By           /S/
INDONESIA PETROLEUM, LTD.

By           /S/
VIRGINIA INTERNATIONAL COMPANY

By           /S/
LASMO SANGA SANGA LIMITED


By           /S/
UNION TEXAS EAST KALIMANTAN
LIMITED

By           /S/
UNIVERSE GAS & OIL COMPANY,
INC.

By           /S/

       TABLE 1
         UNCOMMITTED NET GAS RESERV                                     ES
_______________ FIELD (BSC                                     F)



                                                       Status as at 31/12/94              Future

                                                  Percent   Amount                   Percent   Amount
                                                    (%)     BSCF                       (%)      BSCF

1.    D&M Initial Reserves* (BSCF)
2.    Past Field Production (BSCF)
3.    Remaining Reserves (BSCF)
4.    Field Shrinkage (% of 2 or 3, BSCF)
5.    Field Flare (% of 2 or 3, BSCF)
6.    Field Fuel (% of 2 or 3, BSCF)
7.    Gas to LEX (BSCF)
8.    LEX Shrinkage (% of 7, BSCF)
9.    LEX Fuel (% of 7, BSCF)
10.   LEX to Flare (% of 7, BSCF)
11.   Inlet Gas Available (BSCF)
11.a  CO2 + Inerts (% of 11, BSCF)
11.b  Bontang Condensate C5+ (% of 11, BSCF)
12.   Net Gas Produced (BSCF)
13.   Net Gas Remaining (BSCF)
14.   Initial Net Gas Reserves (BSCF)                        ______
15.   Santan Fuel Gas Reallocation (BSCF)              ______                                       _____
16.   Initial Adjusted Net Gas Reserves (BSCF)               ______
17.   Prior Net Gas Commitments (BSCF)                       ______
18.   Uncommitted Net Gas Reserves (BSCF)                    ______


* Reserves from 1995 D&M Certificate.
/TABLE

TABLE 2
                            FIELD'S CONTRIBUTION PERCENTAGES

FIELD               PACKAGE I           PACKAGE II     PACKAGE III         KCO       PACKAGE IV          PACKAGE V
Badak               100.0000%          30.2840%         2.3594%        3.0500%       6.7978%             7.2911%
Nilam                      -           45.1713%        20.1902%       29.9933%      13.2347%             9.2893%
Mutiara                    -                  -         5.6098%       12.0394%       3.8824%             2.8781%
Semberah                   -                  -         5.2399%       10.5511%       5.6929%             3.3058%
Pamaguan                   -                  -               -              -       0.1990%             0.0990%
Lampake                    -                  -               -              -            -              0.6105%
HDL/BKP                    -           20.1619%        22.9595%       13.5315%       0.4194%             0.9260%
Tambora                    -                  -         9.9829%        8.2966%       8.9426%             4.1118%
Tunu                       -                  -         8.8424%        7.5381%      27.7561%            34.8886%
Sisi                       -                  -               -              -       6.7013%             2.9807%
Nubi                       -                  -               -              -            -              2.4223%
Peciko                     -                  -               -              -      14.2948%            25.0499%
Attaka                     -                      4.3828%    24.8159% 15.0000%       9.0326%             3.1320%
Melahin                    -                  -               -              -       0.4455%             0.0426%
Kerindingan                -                  -               -              -       0.2033%             0.1004%
Serang                     -                  -               -              -       1.4621%             2.3612%
Santan                     -                  -               -              -       0.9355%             0.5107%
SUM                 100.0000%         100.0000%       100.0000%      100.0000%     100.0000%           100.0000%

PSC GROUP            PACKAGE I          PACKAGE II     PACKAGE III         KCO       PACKAGE IV          PACKAGE V
VICO                 97.9000%          66.4310%        29.6004%       50.0000%      27.2064%            21.5956%
TOTAL                 2.1000%          29.1862%        45.5837%       35.0000%      60.7146%            72.2575%
UNOCAL                0.0000%           2.1914%        12.4048%        7.5000%       7.5627%             4.5809%
INPEX ATTAKA          0.0000%           2.1914%        12.4080%        7.5000%       4.5163%             1.5660%
SUM                 100.0000%         100.0000%       100.0000%      100.0000%     100.0000%           100.0000%
